UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2020

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TRCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2020, Torchlight Energy Resources, Inc. (“we,” “us” or “our”) entered into a Securities Purchase Agreement with an institutional investor, relating to the issuance and sale in a registered direct public offering of 7,894,737 shares of our common stock, par value $0.001 per share, at a price of $0.38 per share for total gross proceeds of approximately $3,000,000. As part of the offering, we issued to the investor a warrant to purchase up to 3,157,895 shares of our common stock. The warrant will be exercisable for the period of 12 months from the date of issuance, at an exercise price of $0.55 per share.

The Securities Purchase Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Under the Securities Purchase Agreement, we may not, subject to certain exceptions, within 90 days of the closing, issue or enter into any agreement, other than with the investor, to issue any of our common stock (or securities exercisable or convertible into our common stock); provided, however, we are permitted to file a prospectus supplement to register an at-the-market offering facility (“ATM”). During the first 30 days after closing of the offering with the investor, we are prohibited from using the ATM. Between the 31st day and the 60th day after closing we may draw up to $25,000 per day at sales prices under $0.55 per share and an unlimited dollar amount over $0.55 per share. Beginning on the 61st day after closing, we may use the ATM without restriction.

We have also granted the investor a one-year right to participate up to $750,000 in any subsequent debt or equity capital raising by us, so long as the investor holds any of the shares of our common stock or warrants issued pursuant to the Securities Purchase Agreement during that period.

Pursuant to the warrant to be issued to the investor, in the event the weighted average price of our common stock as reported by Nasdaq is greater than the exercise price, the warrant may be exercised for cash or on a net-shares exercise basis, and if the weighted average is less than the exercise price, the warrant may be exercised at the option of the holder on a cashless basis, in whole or in part, for a number of shares, equal to the same number of shares that would have been issued to the holder, if such holder had elected to exercise the warrant by paying the aggregate exercise price in cash, without having to pay such aggregate exercise price. The warrant will provide that the holder cannot exercise its warrant if such exercise will result in the holder beneficially owning in excess of 9.99% of our shares of common stock outstanding immediately after giving effect to such exercise. By written notice, the holder may from time to time increase or decrease this percentage to any other percentage not in excess of 9.99%, provided that any such increase will not be effective until the 61st day after such notice is delivered to us. The warrant will also contain antidilution provisions and other customary provisions.

The shares of our common stock, warrant and shares of common stock issuable upon exercise of such warrant are being offered and sold pursuant to our effective shelf registration statement on Form S-3 (Registration Statement No. 333-220181) filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017 and declared effective by the SEC on September 28, 2017, the accompanying prospectus contained therein, and the prospectus supplement to be filed with the SEC in connection with our takedown relating to the offering.

The net proceeds to us from the sale of such shares of common stock and warrant are expected to be approximately $2.8 million, after deducting estimated offering expenses payable by us, including payment of a $150,000 fee to our financial advisor, Roth Capital Partners, in connection with advising us regarding this offering. There were no underwriting discounts or commissions in connection with the offering. The offering is expected to close on or about June 16, 2020, subject to customary closing conditions.

The foregoing descriptions of the terms of the Securities Purchase Agreement and warrant do not purport to be complete and are subject to, and qualified in their entirety by reference to, the form of Securities Purchase Agreement and form of warrant, each of which are attached to this Current Report on Form 8-K as exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On June 12, 2020, we issued a press release announcing the pricing terms of the offering.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K:

Exhibit Number
4.1	Form of Warrant to Purchase Common Stock

10.1	Form of Securities Purchase Agreement, dated June 12, 2020, between Torchlight Energy Resources, Inc. and the investor

99.1	Press Release of Torchlight Energy Resources, Inc., dated June 12, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: June 12, 2020	By: /s/ John A. Brda
John A. Brda
President

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